SALTON ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

LAKE FOREST, Ill., --Salton, Inc. (NYSE: SFP) announced today fiscal results for its fourth quarter and year ended July 1, 2006. The Company reported net sales of $129.5 million and a loss of $50.8 million or ($3.57) per share for its fiscal 2006 fourth quarter compared to net sales of $151.2 million and a loss of $28.8 million or ($2.53) per share for the fiscal 2005 fourth quarter. Net sales decreased domestically by $29.7 million. This decrease includes $5.4 million of reductions, as a result of the sale or discontinuance of certain product lines. The remaining $24.3 million decrease resulted primarily from volume and mix shifts as a result of price increases, other planned product line changes and close outs of discontinued product lines. Despite continued weak consumer demand in the United Kingdom, foreign sales increased by $8.0 million. The loss in the 2006 fourth quarter included a pretax charge of $21.9 million for non-cash intangible asset impairments associated with certain trade names and a $3.4 million non-cash valuation allowance against certain foreign deferred tax assets. The loss in the 2005 fiscal fourth quarter included a pretax charge of $3.0 million for non-cash intangible asset impairments.

Salton's sales were $636.0 million for the year ended July 1, 2006 compared to $781.7 million in fiscal 2005, a reduction of $145.7 million. Domestic sales declined by $124.2 million due to the impact of the sale of the tabletop product lines in September 2005, inventory shortages, vendor and customer uncertainty, post-holiday overstocks at retailers and planned product discontinuation. Foreign sales, particularly in the United Kingdom, were impacted by a continuing weak retail market, resulting in a decline of $16.1 million in 2006. In addition, Salton incurred $5.5 million in unfavorable foreign currency fluctuation.

Gross profit declined from $187.5 million (24%) in fiscal 2005 to $144.4 million (22.7%) in fiscal 2006, primarily a result of global raw material cost increases and additional costs associated with inventory reduction programs. These added costs were partially offset by a $10.6 million decline in distribution expenses.

Selling, general and administrative expenses decreased to $172.1 million in 2006 compared to $207.8 million for 2005 in connection with previously announced cost reduction initiatives. It is expected that further restructuring activities will continue in fiscal 2007, resulting in additional distribution and SG&A expense reductions. Net interest expense was $37.0 million for fiscal 2006 compared to $51.7 million for fiscal 2005 as a result of lower levels of indebtedness and the debt exchange completed in August, 2005.

The Company had approximately $293 million in indebtedness, net of approximately $44 million of cash, swap valuation and accrued interest on senior secured notes at the end of the fiscal 2006 year-end, compared to $429.3 million as of July 2, 2005, net of approximately $21.9 million of cash and swap valuation.

"During fiscal 2006, we made significant progress in reducing costs, improving inventory levels and strengthening our balance sheet," said William Rue, President and Chief Operating Officer. "As a result of our continuing focus on cost controls, we have eliminated more than $90 million in annual operating expenses since 2004. We continue to look for other areas to lower costs, improve inventory turns and working capital utilization. While raw material costs remain high, we believe that our initiatives will make Salton more competitive in the future."

Business Outlook:

"We believe as a result of our cost reduction programs, improved balance sheet and new product introductions that Salton is in a much improved position entering the Holiday Season," said Salton CEO Leon Dreimann. "While the small appliance market remains fiercely competitive, including ongoing pressure from high raw material prices, several of our new products have created tremendous excitement among our customers. Salton has been recognized for its innovation for many years, and our new hydrogen grill will enable us to offer a truly unique product combining the best of the George Foreman Grill with this exciting technology which will be launched in mid 2007. We feel that through increased revenue, driven by product innovation, along with tight cost containment that Salton will return to profitability."

The Company will hold a conference call today at 10 a.m. to disucss these results. Leonhard Dreimann, Chief Executive Officer, William Rue, President and Chief Operating Officer and William Lutz, Chief Financial Officer will host the call. Interested participants should call (800) 968-9265 when calling from the United States or (706) 679-3061 when calling internationally. Please reference Conference I.D. Number 8985281. There will be a playback available until midnight November 13, 2006. To listen to the playback, please call (800) 642-1687 when calling within the United States or (706) 645-9291 when calling internationally. Please use pass code 8985281 for the replay.

This call is also being webcast and can be accessed at Salton's web site at www.saltoninc.com until November 13, 2006. The conference call can be found under the subheadings, "Stock Quotes" and then "Audio Archives."

About Salton, Inc.

Salton, Inc. is a leading designer, marketer and distributor of branded, high-quality small appliances, home decor and personal care products. Its product mix includes a broad range of small kitchen and home appliances, electronics for the home, time products, lighting products, picture frames and personal care and wellness products. The Company sells its products under a portfolio of well recognized brand names such as Salton(R), George Foreman(R), Westinghouse (TM), Toastmaster(R), Melitta(R), Russell Hobbs(R), Farberware(R), Ingraham(R) and Stiffel(R). It believes its strong market position results from its well-known brand names, high-quality and innovative products, strong relationships with its customer base and its focused outsourcing strategy.

Certain matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include: Salton's ability to realize the benefits it expects from its U.S. restructuring plan; Salton's substantial indebtedness and restrictive covenants in Salton's debt instruments; Salton's ability to access the capital markets on attractive terms or at all; Salton's relationship and contractual arrangements with key customers, suppliers and licensors; pending legal proceedings; cancellation or reduction of orders; the timely development, introduction and customer acceptance of Salton's products; dependence on foreign suppliers and supply and manufacturing constraints;

competitive products and pricing; economic conditions and the retail environment; international business activities; the risks related to intellectual property rights; the risks relating to regulatory matters and other risks and uncertainties detailed from time to time in Salton's Securities and Exchange Commission Filings.


Contact:
CEOcast, Inc. for Salton, Inc.
Gary Nash, 212-732-4300

                                   SALTON, INC
                         CONSOLIDATED INCOME STATEMENTS
                             (Dollars in Thousands)

                                                                   QUARTERS ENDED                       YEARS ENDED

                                                           JULY 1, 2006      JULY 2, 2005      JULY 1, 2006      JULY 2, 2005
                                                           ------------------------------------------------------------------
NET SALES                                                  $    129,499      $    151,195      $    635,960      $    781,736
Cost of Sales                                                    94,407           114,781           447,530           539,583
Total Distribution Expense                                       10,490            11,839            44,079            54,679
                                                           ------------------------------------------------------------------
GROSS PROFIT                                                     24,602            24,575           144,351           187,474
Total Selling, General & Administrative                          41,266            44,837           172,074           207,810
Intangible Impairment Loss                                       21,763             2,968            21,968             3,211
Restructuring Costs                                                 630               (62)              867             1,015
                                                           ------------------------------------------------------------------
OPERATING LOSS                                                  (39,057)          (23,168)          (50,558)          (24,562)
Interest Expense                                                  8,372            13,097            36,968            51,703
Gain-Early Settlement of Debt                                         0                 0           (21,721)                0
                                                           ------------------------------------------------------------------
LOSS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES             (47,429)          (36,265)          (65,805)          (76,265)
Income Tax Expense (Benefit)                                      7,841           (10,512)           36,229           (22,340)
                                                           ------------------------------------------------------------------
Minority Interest, Net of Tax
                                                           ------------------------------------------------------------------
NET LOSS FROM CONTINUING OPERATIONS                             (55,270)          (25,753)         (102,034)          (53,925)
(Loss) Income from Discontinued Operations, net of Tax                0            (3,074)            1,735             2,138
Gain on Sale of Discontinued Operations, net of Tax               4,516               -              32,332               -
                                                           ------------------------------------------------------------------
NET LOSS                                                   $    (50,754)     $    (28,827)     $    (67,967)     $    (51,787)
                                                           ==================================================================

WEIGHTED AVG COMMON SHARES OUTSTANDING                       14,218,181        11,376,295        13,393,373        11,373,919
WEIGHTED AVG COMMON & COMMON EQUIV SHARE                     14,218,181        11,376,295        13,393,373        11,373,919

NET LOSS PER COMMON SHARE: BASIC
   Loss from continuing operations                         $      (3.89)     $      (2.26)     $      (7.62)     $      (4.74)
   Income from discontinued operations, net of tax                  -               (0.27)             0.13              0.19
   Gain on sale of discontinued operations                         0.32               -                2.41               -
                                                           ------------------------------------------------------------------
NET LOSS PER COMMON SHARE: BASIC                           $      (3.57)     $      (2.53)     $      (5.08)     $      (4.55)
                                                           ==================================================================

NET LOSS PER COMMON SHARE: DILUTED
   Loss from continuing operations                         $      (3.89)     $      (2.26)     $      (7.62)     $      (4.74)
   Income from discontinued operations, net of tax         $        -        $      (0.27)     $       0.13      $       0.19
   Gain on sale of discontinued operations                 $       0.32      $        -        $       2.41      $        -
                                                           ------------------------------------------------------------------
NET LOSS PER COMMON SHARE: DILUTED                         $      (3.57)     $      (2.53)     $      (5.08)     $      (4.55)
                                                           ==================================================================

                                  SALTON, INC.
                           CONSOLIDATED BALANCE SHEET
                             (DOLLARS IN THOUSANDS)


                                                                       7/1/06         7/2/05

ASSETS
CURRENT ASSETS:
   Cash                                                              $  18,103      $  14,857
   Compensating balances on deposit                                     39,516         34,355
   Accounts receivable, less allowance:                                117,094        140,179
     2006 - $9,440; 2005 - $7,695
   Inventories                                                         143,997        195,065
   Assets held for sale                                                    -              998
   Prepaid expenses and other current assets                            14,809         16,048
   Prepaid income taxes                                                  1,332            -
   Deferred income taxes                                                 5,433          5,524
   Current assets of discontinued operations                               -          101,927
                                                                     ------------------------
       TOTAL CURRENT ASSETS                                            340,284        508,953

 Net Property, Plant and Equipment                                      40,460         50,227

Tradenames                                                             159,675        180,041
Non-current deferred tax asset                                           3,269         54,730
Other assets                                                             9,844         11,555
Non-current assets of discontinued operations                              -            7,737
                                                                     ------------------------
TOTAL ASSETS                                                         $ 553,532      $ 813,243
                                                                     ========================


LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Revolving line of credit and other current debt, including an adjustment of $10,971 and $0 for accrued interest on the
     senior secured notes, respectively                              $  32,518      $  70,730
   Senior subordinated notes due 2005 - Current                            -           45,990
   Accounts payable                                                     91,308         86,254
   Accrued expenses                                                     28,081         34,802
   Accrued interest                                                      5,028         13,589
   Income Taxes Payable                                                    702          4,375
   Current liabilities of discontinued operations                          -           47,331
                                                                     ------------------------
       TOTAL CURRENT LIABILITIES                                       157,637        303,071

Non-current deferred income taxes                                       16,271          3,334
Senior subordinated notes due 2005                                         -           79,010
Senior subordinated notes due 2008, including an adjustment
   of $1,829 and $7,082 to the carrying value related to
   interest rate swap agreements, respectively                          61,531        156,387
Senior secured notes, including an adjustment of $13,136 and $0
   to the carrying value for accrued interest, respectively            116,407            -
Series C preferred stock, $.01 par value;
   authorized 150,000 shares; 135,217 shares issued                      8,922            -
Term loan and other notes payable                                      117,908        100,050
Other long term liabilities                                             15,668         20,283
Non-current liabilities of discontinued operations                         -            6,917
                                                                     ------------------------
       TOTAL LIABILITIES                                               494,344        669,052
Minority interest in discontinued operations                               -           24,263
Convertible preferred stock, $.01 par value; authorized,
   2,000,000 shares; 40,000 shares issued                               40,000         40,000
STOCKHOLDERS' EQUITY:
   Common stock, $.01 par value; authorized
     40,000,000 shares; issued and outstanding
     2006-14,386,390 shares, 2005-11,376,292 shares                        178            148
   Treasury stock - 7,885,845 shares at cost                           (65,793)       (65,793)
   Additional paid-in capital                                           63,854         55,441
   Accumulated other comprehensive income                               10,297         11,513
   Retained Earnings                                                    10,652         78,619
                                                                     ------------------------
       TOTAL STOCKHOLDERS' EQUITY                                       19,188         79,928
                                                                     ------------------------
   TOTAL LIABILITIES AND STOCKHOLDER EQUITY                          $ 553,532      $ 813,243
                                                                     ========================